1128916v.3

                            SCHEDULE 14A
                           (Rule 14a-101)
               INFORMATION REQUIRED IN PROXY STATEMENT

                      SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a)
               of the Securities Exchange Act of 1934

Filed by the Registrant               X

Filed  by  a  party other  than  the
Registrant

Check the appropriate box:
  Preliminary proxy statement               Confidential  For   Use
                                            of    the    Commission
                                            Only, (as permitted,
                                            by Rule 14a-6(e)(2))

X Definitive proxy statement

  Definitive additional materials

  Soliciting material pursuant  to  Rule
  14a-11(c)or
  Rule 14a-12

                      LIFETIME HOAN CORPORATION
          (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement, if other than the
                             Registrant)

Payment of filing fee (Check the appropriate box):
X No fee required.

  Fee  computed on table below per Exchange Act Rules 14a-6  (i)
  (1) and 0-11.

(1) Title   of  each  class  of  securities  to  which  transaction
    applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

  Fee paid previously with preliminary materials:

  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11
  (a)(2) and identify the filing for
which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement no.:

(3) Filing Party:

(4) Date Filed:

_______________________________
1 Set forth the amount on which the filing fee is calculated and state how it was determined.


                   LIFETIME HOAN CORPORATION
                       One Merrick Avenue
                   Westbury, New York  11590


           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                  To be held on June 12, 2002


      Notice is hereby given that the Annual Meeting of Stockholders of Lifetime Hoan Corporation, a Delaware corporation (the "Company"), will be held at the offices of the Company, One Merrick Avenue, Westbury, New York 11590 on Thursday June 12, 2002, at 10:30 a.m., local time, for the following purposes:

               (1)  To  elect a board of seven directors
               to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2) To approve and ratify the appointment of Ernst & Young LLP as the independent auditors of the Company;

(3) To transact such other business as may properly come before the meeting, or any adjournment(s) or postponement(s) thereof.

      Stockholders of record at the close of business on April 26, 2002 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Company's offices, One Merrick Avenue, Westbury, New York 11590, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of at least 10 days prior to the Annual Meeting.


                                   By Order of the Board of Directors

                                   Craig Phillips, Secretary

Westbury, New York
April 26, 2002

THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.
                   LIFETIME HOAN CORPORATION
                       One Merrick Avenue
                   Westbury, New York  11590

                        PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS

                  To be held on June 12, 2002


                          INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Lifetime Hoan Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record at the close of business on April 26, 2002 are entitled to notice of and to vote at the Meeting. This Proxy Statement and the accompanying Proxy shall be mailed to stockholders on or about May 10, 2002.

                          THE MEETING
Voting at the Meeting

     On April 26, 2002, there were 10,497,690 shares of the Company's common stock, $.01 par value (the "Common Stock"), issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders at the Meeting.

      A majority of the Company's outstanding shares of Common Stock represented at the Meeting, in person or by proxy, shall constitute a quorum. Assuming a quorum is present, (1) the affirmative vote of a plurality of the shares so represented is necessary for the election of directors and 2) the affirmative vote of a majority of the shares so represented is necessary to approve and ratify the appointment of Ernst & Young LLP as the independent auditors of the Company.

Proxies and Proxy Solicitation

      All shares of Common Stock represented by properly executed proxies will be voted at the Meeting in accordance with the directions marked on the proxies, unless such proxies have previously been revoked. If no directions are indicated on such proxies, they will be voted for the election of each nominee named below under "Election of Directors" and for the approval and ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company. If any other matters are properly presented at the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of a written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company), or, if a stockholder is present at the Meeting, he may elect to revoke his proxy and vote his shares personally. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, such stockholder's shares of Common Stock will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for any purpose in determining whether a matter has been approved.

       The  Company  will  bear  the  cost  of  preparing,  printing, assembling and mailing the proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial holders at the request of the Company. In addition to the solicitation of proxies by the use of the mails, officers and regular employees of the Company may solicit proxies by telephone without being paid any additional compensation. The Company will reimburse such persons for their reasonable out-of-pocket expenses in accordance with the regulations of the Securities and Exchange Commission.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding beneficial ownership of the Common Stock as of April 26, 2002 (except where otherwise noted) based on a review of information filed with the United States Securities and Exchange Commission ("SEC") and the Company's stock records with respect to (a) each person known to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each Director or nominee for a directorship of the Company, (c) each executive officer of the Company named in the Summary Compensation Table, and (d) all executive officers and directors of the Company as a group. Unless otherwise stated, each of such persons has sole voting and investment power with respect to such shares.
                                                    Percent of
                                                   Outstanding
                                                      Shares
                            Amount and Nature of   Beneficially
Name and Address            Beneficial Ownership      Owned (14)


Milton L. Cohen (1)              1,733,269(2)          16.4%

Jeffrey Siegel (1)               1,357,805(3)          12.9%

Ronald Shiftan (1)                 125,000(4)           1.2%

Pamela Staley                      962,423(5)           9.2%
 1200 S. Gaylord
 Denver, CO  80210

Craig Phillips (1)                 939,392(6)           8.9%

Howard Bernstein (1)                 -0-                  -

Robert McNally (1)                 146,000(7)           1.4%

Bruce Cohen  (1)                   945,486(8)           9.0%

Leonard Florence (1)               120,700              1.1%

Jodie Glickman                     937,308(9)           8.9%
 53 Bayberry Road
 Lawrence, NY  11516

Laura Miller                       954,815(10)           9.1%
 1312 Harbor Road
 Hewlett Harbor, NY  11598

Royce & Associates, Inc.           998,328(11)           9.5%
 1414 Avenue of the Americas
 New York, NY  10019

Wellington Management Co., LLP     865,000(12)           8.3%
 75 State Street
 Boston, MA  02109

Dimensional Fund Advisors, Inc.    672,245(13)           6.4%
 1299 Ocean Avenue
  11th Floor
 Santa Monica, CA  90401

All Directors and  Executive
 Officers as a Group (8 persons) 5,367,652(15)          49.4%




(1) The address of such individuals is c/o the Company, One Merrick Avenue, Westbury, NY 11590.

(2) Includes 49,185 shares issuable upon the exercise of options which are exercisable within 60 days. Does not include 1,099,900, shares owned by nineteen separate irrevocable trusts for the benefit of Mr. Milton L. Cohen's children, their spouses and his grandchildren. Mr. Cohen, who is not a trustee of the trusts, disclaims beneficial ownership of the shares held by the trusts.

(3) Includes 36,864 shares issuable upon the exercise of options which are exercisable within 60 days. Does not include 962,423 shares owned by ten separate irrevocable trusts for the benefit of Mr. Siegel's children, nieces and nephews. Mr. Siegel, who is not a trustee of the trusts, disclaims beneficial ownership of the shares held by the trusts.

(4) Includes 125,000 shares issuable upon the exercise of options which are exercisable within 60 days.

(5)  Includes 962,423 shares held in the trusts referred to in footnote
(3) above, for which Ms. Staley is the sole trustee, over which she has sole voting control and sole power to dispose of said shares. Ms. Staley disclaims beneficial ownership of the shares held by the trusts.

(6) Includes 28,278 shares held by a trust of which Mr. Phillips is a beneficiary and 12,700 shares issuable upon the exercise of options which are exercisable within 60 days.

(7) Includes 132,000 shares issuable upon the exercise of options which are exercisable within 60 days. Does not include 42,000 shares issuable upon the exercise of options which are not exercisable within 60 days.

(8) Includes 11,600 shares issuable upon the exercise of options which are exercisable within 60 days. Does not include 5,000 shares issuable upon the exercise of options which are not exercisable within 60 days. Includes 220,383 shares held in an irrevocable trust of which Mr. Cohen is the beneficiary. Also includes the following shares, for which Mr. Cohen disclaims beneficial ownership: 281,021 shares held in an irrevocable trust for the benefit of Mrs. Jodie Glickman, for which Mr. Cohen and Mrs. Miller are co-trustees, 310,868 shares held in an irrevocable trust for the benefit of Mrs. Laura Miller, for which Mr. Cohen and Mrs. Glickman are co-trustees, and 112,946 shares held in the irrevocable trusts referred to in footnote (2) for the benefit of members of Mr. Cohen's immediate family, for which he is the sole trustee.

(9) Includes 281,021 shares held in an irrevocable trust of which Mrs. Glickman is the beneficiary. Also includes the following shares, for which Mrs. Glickman disclaims beneficial ownership:
220,383 shares held in an irrevocable trust for the benefit of Mr. Bruce Cohen, for which Mrs. Glickman and Mrs. Miller are co-trustees, 310,868 shares held in an irrevocable trust for the benefit of Mrs. Laura Miller, for which Mr. Cohen and Mrs. Glickman are co-trustees, and 70,590 shares held in the irrevocable trusts referred to in footnote (2) for the benefit of members of Mrs. Glickman's immediate family, for which she is the sole trustee.

(10) Includes 310,868 shares held in an irrevocable trust of which Mrs. Miller is the beneficiary. Also includes the following shares, for which Mrs. Miller disclaims beneficial ownership: 220,383 shares held in an irrevocable trust for the benefit of Mr. Bruce Cohen, for which Mrs. Miller and Mrs. Glickman are co-trustees, 281,021 shares held in an irrevocable trust for the benefit of Mrs. Glickman, for which Mrs. Miller and Mr. Cohen are co-trustees, and 106,942 shares held in the irrevocable trusts referred to in footnote (2) for the benefit of members of Mrs. Miller's immediate family, for which she is the sole trustee.

(11) Amount and Nature of Beneficial Ownership and Percent of Outstanding Shares Beneficially Owned is based on Schedule 13G dated February 8, 2002 filed with the SEC reporting beneficial ownership of securities of the Company held by Royce and Associates, Inc. as of December 31, 2001.

(12) Amount and Nature of Beneficial Ownership and Percent of Outstanding Shares Beneficially Owned is based on Schedule 13G dated February 14, 2002 filed with the SEC reporting beneficial ownership of securities of the Company held by Wellington Management Co., LLP as of December 31, 2001.

(13) Amount and Nature of Beneficial Ownership and Percent of Outstanding Shares Beneficially Owned is based on Schedule 13G dated February 12, 2002 filed with the SEC reporting beneficial ownership of securities of the Company held by Dimensional Fund Advisors, Inc. as of December 31, 2001.

(14) Includes 367,349 shares issuable upon the exercise of options which are exercisable within 60 days. Does not include 122,000 shares issuable upon the exercise of options which are not exercisable within 60 days.

(15) Calculated on the basis of 10,865,039 shares of Common Stock outstanding, except that shares underlying options exercisable within 60 days are deemed to be outstanding for purposes of calculating the beneficial ownership of securities owned by the holders of such options.

  To the knowledge of the Company, no arrangement exists, the operation of which might result in a change of control of the Company.

                         PROPOSAL NO. 1

                     ELECTION OF DIRECTORS

   A board of seven directors is to be elected at the Meeting to hold office until the next Annual Meeting of Stockholders, or until their successors are duly elected and qualified. The following nominees have been recommended by the Board of Directors. It is the intention of the persons named in the enclosed proxy to vote the shares covered thereby for the election of the seven persons named below, unless the proxy contains contrary instructions:

                                                    Director or Executive
                                                    Officer of the Company
Name            Age         Position               or its Predecessor Since


Jeffrey Siegel   59   Chairman of the Board of                 1967
                      Directors, Chief Executive
                      Officer and President.
                      Mr. Siegel has held the position of
                      Chairman of the Board since June 14,
                      2001, the position of
                      Chief Executive Officer since
                      December 8, 2000 and
                      the position of President since 1999.
                      Prior to becoming President, since 1967, Mr. Siegel was Executive Vice
                      President of the Company.

Bruce Cohen      44   Executive Vice President                 1998
                      and a Director.  Mr. Bruce
                      Cohen has held the position of
                      Executive Vice President since
                      1999.  Prior to becoming
                      Executive Vice President,
                      since 1991, Mr. Bruce Cohen was
                      Vice President - National Sales Manager
                      of the Company.

Craig Phillips   52   Vice-President - Manufacturing,          1973
                      Secretary and a Director.  Mr. Phillips
                      has held the position of Vice-President -
                      Manufacturing and Secretary since 1973.

Milton L. Cohen  73   Director.
                      Mr. Milton L. Cohen held                 1958
                      prior to April 6, 2001, since 1958,
                      the position of Chairman of the Board,
                      prior to December 8, 2000, since 1958,
                      the position of Chief Executive
                      Officer, and from 1958 to 1998 the
                      position of President.

Ronald Shiftan   57   Director.  Mr. Shiftan is a private      1991
                      Investor.  From 1998 to 2002,
                      Mr. Shiftan was Deputy Executive
                      Director of The Port Authority of
                      New York and New Jersey.  From 1996
                      to 1998, he was Chairman of Patriot
                      Group, LLC, an investment banking
                      firm.  Mr. Shiftan is a director of
                      the Rumson-Fair Haven Bank & Trust Co.
                      and a trustee of Meridian Health
                      System, Inc.

Howard Bernstein 81   Director.
                      Mr. Bernstein has been                   1992
                      a member of the firm of Cole,
                      Samsel & Bernstein LLC (and its
                      predecessors), certified public
                      accountants, for approximately
                      fifty years.

Leonard Florence 70   Director.
                      Mr. Florence has been                    2000
                      Chairman of the Board, Chief
                      Executive Officer and President of
                      Syratech, Inc., a consumer products
                      Company, since 1986.

      Milton L. Cohen is the father of Bruce Cohen.

      Jeffrey Siegel and Craig Phillips are cousins.

      The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, should any of the foregoing nominees become unavailable for any reason, the persons named in the enclosed proxy intend to vote for such other person or persons as the Board may nominate.

      The Board recommends that stockholders vote FOR the election of the nominated directors, and signed proxies which are returned will be so voted unless otherwise instructed on the proxy card.


INFORMATION CONCERNING THE BOARD OF DIRECTORS OF LIFETIME HOAN

      The directors of the Company are elected annually by the stockholders of the Company. They will serve until the next annual meeting of the stockholders of the Company or until their successors have been duly elected and qualified or until their earlier resignation or removal.

     Directors who are not employees of the Company receive an annual fee of $10,000 plus $1,000 for each meeting of the Board attended. Directors, who are employees of the Company, do not receive compensation for such services. The officers and directors of the Company have entered into indemnification agreements with the Company.

      Audit Committee The Audit Committee is comprised of three directors who are independent, as required by the Audit Committee charter and the listing requirements for the Nasdaq National Market. The Audit Committee held three meetings during 2001. The current members are Ronald Shiftan (Chairman), Howard Bernstein and Leonard Florence.

     The Audit Committee, among other things, regularly:

* reviews the activities of the Company's independent accountants.
* evaluates the Company's organization and its internal controls, policies, procedures and practices to determine whether they are reasonably designed to:
        -  provide for the safekeeping of the Company's assets; and
        - assure the accuracy and adequacy of the Company's records and financial statements.
* reviews the Company's financial statements and reports.
* monitors compliance with the Company's internal controls, policies, procedures and practices.
* undertakes such other activities as the Board from time to time may delegate to it.

     The Audit Committee annually:

* considers the qualifications of the independent accountants of the Company and makes recommendations to the Board as to their selection.
* reviews and approves audit fees and fees for non-audit services rendered or to be rendered by the independent accountants, and reviews the audit plan and the services rendered or to be rendered by the independent accountants for each year and the results of their audit for the previous year.




      Compensation Committee The Compensation Committee is comprised of three directors who are independent. The Compensation Committee held two formal meetings during 2001. The current members are Ronald Shiftan (Chairman), Howard Bernstein and Leonard Florence.

      The Compensation Committee, after consulting with the chief executive officer, establishes, authorizes and administers the
Company's compensation policies, practices and plans for the Company's directors, executive officers and other key personnel. The Compensation Committee advises the Board of Directors regarding directors' and officers' compensation and management development and succession plans. The Compensation Committee is responsible for administering the Company's 2000 Incentive Bonus Compensation. The Compensation Committee also undertakes such other activities as may be delegated to it from time to time by the Board of Directors.

      Stock Option Committee The Stock Option Committee is comprised of three directors. The Stock Option Committee held three meetings during 2001. The current members are Jeffrey Siegel (Chairman), Bruce Cohen and Ronald Shiftan.

      The Stock Option Committee is responsible for administering the Company's 2000 Long-Term Incentive Plan. The Company's 1991 Stock Option Plan and 1996 Incentive Stock Option Plan are administered by the Board of Directors.

     The Board does not have a standing nominating committee; rather, the Board as a whole performs the functions which would otherwise be delegated to such a committee.

      The Board of Directors held five meetings and took action by unanimous consent twice during the fiscal year ended December 31, 2001.

      Each director attended at least 80% of the total number of meetings of the Board and committees of the Board on which he served.

                       AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors of the Company reviewed and discussed the consolidated financial statements of the Company and its subsidiaries that are set forth in the Company's 2001 Annual Report to Stockholders and at Item 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, with management of the Company and Ernst & Young LLP, independent accountants for the Company.

     The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, which includes, among other items, matters relating to the conduct of an audit of the Company's financial statements.

      The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young LLP that firm's independence from the Company. The Committee concluded that the provision by Ernst & Young LLP of non-audit services, including tax preparation services, to the Company is compatible with its independence.

      Based on the review and discussions with management of the Company and Ernst & Young LLP referred to above, the Audit Committee has recommended to the Board of Directors that the Company publish the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2001 in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and in the Company's 2001 Annual Report to Stockholders.

April 5, 2002

                         The Audit Committee
                      Ronald Shiftan, Chairman
               Howard Bernstein         Leonard Florence

       COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Policies and Practices

     The  Board  of  Directors  of  the  Company  (the  "Board")  has
delegated to the Compensation Committee of the Board (the "Committee") primary responsibility for establishing and administering the compensation programs of the Company for its executive officers and other key personnel.

     The Committee annually reviews the Company's executive compensation practices to determine whether the Company's executive compensation practices (a) enable the Company to attract and retain qualified and experienced executive officers and other key personnel,
(b) will motivate executive officers and other key personnel to attain appropriate short term and long term performance goals and to manage the Company for sustained long term growth, and (c) align the interests of executive officers and other key personnel with the interests of the stockholders.

     Section 162(m) of the Internal Revenue Code (the "Code") provides that compensation paid to a public company's chief executive officer and its four other highest paid executive officers in tax years 1994 and thereafter in excess of $1 million is not deductible unless such compensation is paid only upon the achievement of objective performance goals where certain procedural requirements have been satisfied. Alternatively, such compensation may be deferred until the executive officer is no longer a covered person under
Section 162(m) of the Code. Any compensation subject to the Section 162(m) limitations will be automatically deferred until the payment of such compensation would be deductible by the Company except in those cases where the Committee determines that nondeductible payments would be consistent with the Company's compensation philosophy and in the best interests of the Company and its stockholders.

Executive Officers' Disclosure

     Each of the executive officers of the Company receives a salary at a level which is commensurate with the responsibility of such individual, and his or her prior experience. In reviewing salaries, the Committee takes into consideration the operating responsibility of each individual, his or her experience in the housewares industry, his or her expertise in overseas purchasing and the amount of time spent abroad. The Committee also examines the impact each individual has on the profitability and future growth of the Company. Such salaries are intended to be comparable to the salaries of other companies of comparable size and nature. Salary reviews are done annually.

     The Company adopted the Lifetime Hoan Corporation 2000 Incentive Bonus Compensation Plan pursuant to which executive officers, and other designated participants are entitled to bonuses based on the performance criteria and targets that are established for an applicable period. The Company also adopted the Lifetime Hoan Corporation 2000 Long-Term Incentive Plan, which permits the granting of options (and other stock based awards) to executive officers and other key personnel of the Company and its subsidiaries.
Chief Executive Officer Disclosure

     The compensation of Milton L. Cohen, until he resigned on April 6, 2001, was governed by the terms of an agreement dated April 7, 1996, which had been approved by the Committee and had provided, among other things, for an annual base salary of $700,000 and an annual bonus as provided in the Company's Incentive Bonus Compensation Plan. His salary for 2001 was $188,000 and a special bonus was awarded to him for 2001 of $178,500.

     The compensation of Jeffrey Siegel, Chairman of the Board of Directors, Chief Executive Officer and President, was governed by the terms of an agreement dated April 6, 2001, which was approved by the Committee and provides, among other things, for an annual base salary of $700,000 and an annual bonus as provided in the Company's Incentive Bonus Compensation Plan. His bonus for 2001 was $346,000. Mr. Jeffrey Siegel was also awarded a special bonus of $129,579, that was approved at the March 22, 2002 Board of Directors meeting.


April 5, 2002

                     The Compensation Committee
                      Ronald Shiftan, Chairman
               Howard Bernstein         Leonard Florence


                       EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and President, and each of its other most highly compensated executive officers whose annual compensation for the fiscal year ended December 31, 2001 exceeded $100,000 (the "Named Executive Officers") for the fiscal years ended December 31, 2001, 2000 and 1999:

                                                      Long-Term
                                                    Compensation
                                                        No. of
                                                       Shares of
                                                     Common Stock
                                                      Underlying
    Name and                    Annual Compensation      Stock      All other
Principal Position       Year    Salary      Bonus      Options    Compensation


Milton L. Cohen          2001   $188,000    $178,500 (7)  40,000      $7,194 (1)
   Director (2)          2000   $700,000    $593,190 (3)    --        $6,415 (1)
                         1999   $700,000    $304,042        --        $6,017 (1)

Jeffrey Siegel           2001   $700,000    $475,579        --           --
   Chief Executive       2000   $400,000    $886,885 (3)    --           --
   Officer and President 1999   $400,000    $304,042        --           --

Bruce Cohen              2001   $221,000    $157,962 (4)    --          $306 (1)
   Executive Vice        2000   $221,000    $125,000 (5)    --           --
   President             1999   $201,000     $90,000 (6)  10,000         --

Craig Phillips           2001   $200,000        --          --           --
   Vice President        2000   $200,000        --          --           --
   Distribution          1999   $200,000        --          --           --
   and Secretary

Robert McNally           2001   $222,000    $20,000(4)      --          $579 (1)
   Vice President        2000   $210,000    $25,000(5)      --           --
   Finance               1999   $200,000    $15,000(6)    24,000         --
   and Treasurer


(1) Represents the current dollar value of premiums paid for split dollar life insurance by the Company.

(2) Represents compensation for the period January 1, 2001 through April 6, 2001. Mr. Milton L. Cohen resigned as Chairman of the Board and as an employee of the Company on April 6, 2001.

(3) Includes $311,885 earned and paid during 2000 under the Incentive Bonus Compensation Plan to each of Messrs. Milton L. Cohen and Jeffrey Siegel. Also includes special bonuses paid to Messrs. Milton L. Cohen and Jeffrey Siegel in the amounts of $281,305 and $575,000, respectively, for the fiscal year ended December 31, 2000.

(4)  Such amounts were accrued in 2001 and paid in 2002.

(5)  Such amounts were accrued in 2000 and paid in 2001.

(6)  Such amounts were accrued in 1999 and paid in 2000.

(7) Such amount was a special bonus awarded in March 30, 2001 by the Board of Directors of the Company.

Mr. Jeffrey Siegel, Chairman of the Board of Directors, Chief Executive Officer and President of the Company, has an outstanding loan owing to the Company in the amount of $318,633 at December 31, 2001. This loan does not bear interest and is due on December 31, 2002. During 2000, Mr. Jeffrey Siegel repaid to the Company $694,000 towards the loan.

Option/SAR Grants in Last Fiscal Year

                  Individual Grants
                                  % of Total
                No. of Shares of    Options
                  Common Stock     Granted to                         Grant Date
                   Underlying     Employees in   Exercise  Expiration   Present
     Name       Options Granted    Fiscal Year    Price       Date       Value
Milton L. Cohen       40,000          100.00%     $6.00     4/5/2006  $10,800(a)

(a)  Option  values reflect Black-Scholes model output  for  options.
The assumptions used in the model were expected volatility of .07, risk-free rate of return of 4.55%, a dividend yield of 4.25% and an expected option life of 4 years.

Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values

      The following table sets forth certain information with respect to each exercise of stock options during the fiscal year ended December 31, 2001 by each of the named executive officers and the number and value of unexercised options held by each of the Named Executive Officers as of December 31, 2001:

                             Number of Shares
                               of Common Stock
          Shares             Underlying Unexercised      Value of Unexercised
        Acquired on   Value     Options/SARs at        In-The-Money Options/SARS
Name      Exercise   Realized   December 31, 2001       at December 31, 2001(1)
                            Exercisable Unexercisable  Exercisable Unexercisable
Milton L. Cohen --      --     49,185         --             $0           --

Jeffrey Siegel  --      --     36,864         --           $13,563        --

Robert McNally  --      --     12,000       12,000          $6,000     $6,000

Craig Phillips  --      --     12,700         --             $0           --

Bruce Cohen     --      --     11,600        5,000          $2,500     $2,500

(1) Calculated based on the difference between the closing sale price of the Common Stock, as reported on the Nasdaq National Market on December 31, 2001 ($6.00 per share), and the exercise price of each option multiplied by the number of shares of Common Stock underlying such option.

                        PERFORMANCE GRAPH

       The following graph compares the cumulative total return on the Company's Common Stock with the Nasdaq Market Value Index and the Housewares Index - Media General Industry Group. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of the possible future performance of the Company's Common Stock.

                    LIFETIME HOAN CORPORATION

 Cumulative Total Stockholder Return for the Period December 31, 1996 through December 31, 2001. 2


                                   Nasdaq       Media
                      Lifetime     Market      General
            Date        Hoan        Index       Index
          12/31/96     100.00      100.00      100.00
          12/31/97      93.08      122.32      133.22
          12/31/98      94.09      172.52      121.16
          12/31/99      52.19      304.29       99.77
          12/31/00      74.55      191.25       83.54
          12/31/01      64.15      152.46       97.49

_______________________________
2 Assumes $100 invested on December 31, 1996 and assumes dividends reinvested. Measurement points are at the last trading day of each of the fiscal years ended December 2001, 2000, 1999, 1998 and 1997. The material in this chart is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1993, as amended, or the Securities Exchange Act of 1934, as amended whether or not made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing. A list of the companies included in the housewares index will be furnished by the Company to any stockholder upon written request to the Vice President, Finance and Treasurer of the Company.



 Employment Contracts and Termination of Employment and Change-in-Control Arrangements

       Effective April 6, 2001, Mr. Milton L. Cohen resigned as Chairman of the Board and as an employee of the Company. Mr. Cohen is continuing as a director of the Company and was elected Chairman Emeritus of the Board. The Company paid Mr. Cohen a bonus of $178,500 for the period January 1, 2001 through April 6, 2001. In addition, Mr. Cohen and the Company entered into a Consulting Agreement dated as of April 6, 2001 pursuant to which the Company retained Mr. Cohen as a consultant to the Company for a period of 5 years. The Company will pay to Mr. Cohen a fee of $440,800 per year, payable in monthly installments of $36,733.33. Pursuant to the terms of the Consulting Agreement, effective April 6, 2001, the Company granted to Mr. Cohen an option to purchase 40,000 shares of Common Stock of the Company.

      Effective as of April 6, 2001, Mr. Jeffrey Siegel entered into a new employment agreement with the Company that provides that the Company will employ him as its President and Chief Executive Officer for a term commencing on April 5, 2001, and as its Chairman of the Board commencing immediately following the 2001 Annual Meeting of stockholders, and continuing until April 6, 2006, and thereafter for additional consecutive one year periods unless terminated by either the Company or Mr. Siegel as provided in the agreement. The agreement provides for an annual salary of $700,000 and for the payment to him of bonuses pursuant to the Company's Incentive Bonus Compensation Plan. The agreement also provides for, among other things, standard fringe benefits, such as disability benefits and insurance, and an accountable expense allowance. The agreement further provides that if the Company is merged or otherwise consolidated with any other organization and as a result control of the Company changes or substantially all of the assets of the Company are sold or any person or persons acquire 50% or more of the outstanding stock of the Company, which is followed by:
 (i) the termination of Mr. Siegel's employment by the Corporation other than in certain circumstances, (ii) the appointment of a person other than him to serve as President or Chief Executive Officer of the Corporation, or the diminution of his duties, responsibilities or powers, (iii) a reduction in aggregate amount of compensation and other benefits received by him (other than a reduction of benefits made for employees generally), or (iv) the transfer of his principal place of employment to a location other than within a thirty mile radius of Westbury, New York, the Company would be obligated to pay to him or his estate the base salary required pursuant to the employment agreement for the balance of the term. The employment agreement also contains restrictive covenants preventing Mr. Siegel from competing with the Company during the term of his employment and for a period of five years thereafter. Effective as of January 1, 2001, the employment agreement was amended to provide that the pre-tax income of the Company upon which Mr. Siegel's bonuses would be based would be determined by the committee responsible for administering and interpreting the Company's Incentive Bonus Compensation Plan.


 Limitation on Directors' Liability

      The Company's Restated Certificate of Incorporation contains a provision which eliminates the personal liability of a director for monetary damages other than for breaches of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit.

       The Company has entered into indemnification agreements with each of its officers and directors which provide that the Company will indemnify the indemnitee against expenses, including reasonable attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of the Company. Such indemnification is available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believed  to  be  in or not opposed to the best  interests  of  the
 Company   and,  with  respect  to  any  criminal  proceeding,   the
 indemnitee had no reasonable cause to believe his conduct was unlawful.

CERTAIN TRANSACTIONS

     On April 6, 1984, the Company, pursuant to its 1984 Stock Option Plan, which has since been terminated, issued options to Messrs. Milton L. Cohen, Jeffrey Siegel and Craig Phillips, officers and directors of the Company. On December 17, 1985, these individuals exercised their options and the following table reflects the respective numbers of shares issued (the "Option Shares"), the aggregate purchase price, average price per share and method of payment.

                Number of
                Shares of    Aggregate   Average
               Common Stock   Purchase  Price per    Method of Payment
Name              Issued        Price     Share      Cash        Notes

Milton L. Cohen  1,713,204    $469,120    $0.27     $46,912    $422,208
Jeffrey Siegel   1,390,860     382,720     0.27      38,272     344,448
Craig Phillips     519,334     149,120     0.27      14,912     134,208
Total            3,623,398  $1,000,960             $100,096    $900,864

      The promissory notes issued by Messrs. Milton L. Cohen, Jeffrey Siegel and Craig Phillips all bear interest at the rate of 9% per annum, are secured by the individuals' respective Option Shares and were originally due and payable on December 17, 1995. From time to time the due dates of the notes have been extended and, in December 2000, the Company extended the due dates of the notes to December 31, 2005. The interest has been paid each year when due.

     As of April 6, 2001, the promissory note issued by Mr. Milton L. Cohen was canceled and replaced by a new promissory note in the principal amount of $855,777 (representing the principal amount of $422,208 of the promissory note referred to above and $433,569 of other outstanding loans) bearing interest at the rate of 4.85% per annum, payable in twenty equal quarterly installments (principal and interest combined) of $48,404 on the last day of June, September, December and March of each year commencing June 30, 2001. As of
December 31, 2001, Mr. Milton L. Cohen owed $739,576 on the promissory note.

      Mr. Cohen and the Company entered into a Consulting Agreement dated as of April 6, 2001 pursuant to which the Company retained Mr. Cohen as a consultant to the Company for a period of 5 years. The Company will pay to Mr. Cohen a fee of $440,800 per year, payable in equal monthly installments of $36,733.33. Pursuant to the terms of the Consulting Agreement, effective April 6, 2001, the Company granted to Mr. Cohen an option to purchase 40,000 shares of Common Stock of the Company.



                           PROPOSAL NO. 2

       APPROVAL AND RATIFICATION OF APPOINTMENT OF AUDITORS

     Subject to stockholder approval and ratification, the Board reappointed the firm of Ernst & Young LLP as the independent auditors to audit the Company's financial statements for the fiscal year ending December 31, 2002. Ernst & Young LLP has audited the Company's financial statements since 1984.

     In addition to rendering audit services during 2001, Ernst & Young LLP performed other non-audit services for the Company and its subsidiaries. Fees for the 2001 annual audit were $208,000 and all other fees for service rendered during the year ended December 31, 2001 were $111,560. There were no services rendered or fees during 2001 for Financial Information Systems Design and Implementation.

     In making its recommendation, the Audit Committee reviewed past audit results and other non-audit services performed during 2001. In selecting Ernst & Young LLP, the Audit Committee and the Board of Directors carefully considered their independence. The Audit Committee has determined that the performance of such non-audit services did not impair the independence of Ernst & Young LLP.

     Ernst & Young LLP has confirmed to the Company that they are in compliance with all rules, standards and policies of the
Independence Standards Board and the Securities and Exchange Commission governing auditor independence.

     If the stockholders do not approve and ratify this appointment, other independent auditors will be considered by the Board.

     Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions of stockholders.

     The Board recommends that stockholders vote FOR the approval and ratification of the appointment of Ernst & Young, LLP.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Company, the Securities and Exchange Commission, and the National Association of Securities Dealers initial reports of ownership and reports of changes in ownership of any equity securities of the Company. During Fiscal 2001, to the best of the Company's knowledge, all required reports were filed on a timely basis except that, as a result of administrative errors, Mr. Leonard Florence, a director, filed in March 2002 a Form 3 to report that he owned 120,700 shares of Common Stock of the Company at the time he was elected as a director. In making this statement, the Company has relied on the written representations of its directors and executive officers and copies of Forms 3, 4 and 5 provided to the Company.

STOCKHOLDER PROPOSALS

     A stockholder proposal intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Company at its principal executive offices on or before January 6, 2003, to be included in the Company's proxy statement and proxy relating to that meeting.

OTHER MATTERS

           The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the Meeting. If any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgement of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

           Financial statements for the Company are included in the Annual Report of the Company for the fiscal year ended December 31, 2001 which accompanies this Proxy Statement.

      Upon the written request of any person who on the record date was a record owner of Common Stock of the Company, or who represents in good faith that he or she was on such date a beneficial owner of Common Stock of the Company, the Company will send to such person, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, including financial statements and schedules, as filed with the Securities and Exchange Commission. Requests for this report should be directed to Robert McNally, Vice President, Treasurer and CFO, Lifetime Hoan Corporation, One Merrick Avenue, Westbury, New York 11590.


                                  By Order of the Board of Directors,


                                   Craig Phillips, Secretary

Dated:  April 26, 2002